Exhibit 4.2
               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                            OF CLASS B-1 COMMON STOCK

                       LUND INTERNATIONAL, HOLDINGS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

The undersigned, William J. McMahon, hereby certifies that:

           A. He is the duly elected and acting Chief Executive Officer of LUND INTERNATIONAL HOLDINGS, INC., Inc, a Delaware corporation (the "Corporation").

           B. Pursuant to authority given by the Corporation's Certificate of Incorporation, as amended through the date hereof (the "Certificate of Incorporation"), the Board of Directors of the Corporation duly adopted the following resolutions on November 25, 1997, creating a new series of 1,493,398 shares of Class B Common Stock designated as "Class B-1 Common Stock".

           C. The resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.

           RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation, the Board of Directors hereby fixes and determines the powers, preferences, rights and limitations of a series of the Class B Common Stock, which shall consist of 1,493,398 shares and shall be designated as Class B-1 Common Stock (the "Class B-1 Common Stock"), as follows:

4C.        Class B-1 Common Stock.

                     (i) Designation. There shall be a series of Class B Common Stock designated as the Class B-1 Common Stock (the "Class B-1 Common Stock"). The number of shares initially constituting the Class B-I Common Stock shall be 1,493,398.

                     (ii)      Voting Rights

                               (a) Except as expressly provided herein or as
                     required under the Delaware General Corporation Law, on all matters to be voted on by the Corporation's stockholders, holders of shares of Class B-1 Common Stock will be entitled to no voting rights.

                               (b) Except as expressly provided herein or as
                     expressly required under the Delaware General Corporation Law, on any matter on which holders of Class B-1 Common Stock shall be entitled to vote, they shall be entitled to one vote per share and shall. vote together as a single class with the holders of the Common Stock.



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                     (iii) Dividends. In the event that the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (whether in cash, securities or other property) on its Common. Stock, the holders of shares of the Class B- i Common Stock shall be entitled to receive from the Corporation, with respect to each share of Class B-1 Common Stock held, a dividend or distribution that is the same dividend or distribution that would be received by a holder of the number of shares of Common Stock into which such share of Class B-1 Common Stock is convertible pursuant to the provisions of Section 4C(vi) hereof on the record date for such dividend or distribution, provided that (a) if a dividend or distribution is declared in shares of Common Stock, such dividend will be declared and paid on the Class B-1 Common Stock in shares of Class B-1 Common Stock at the same rate per share as the Common
           Stock, and (b) if a dividend or distribution consists of voting securities of the Corporation other than the Common Stock, the Corporation will make available to each holder of Class B-1 Common Stock, a dividend or distribution consisting of non-voting securities of the Corporation which are otherwise identical to such voting securities and which are convertible into or exchangeable for such voting securities on the same terms as the Class B-1 Common Stock is convertible into the Common Stock. Any such dividend or distribution shall be declared, ordered, paid or made on the Class B-1 Common
           Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock.

                     (iv) Stock Splits Combinations. If the Corporation, in any manner, subdivides or combines the outstanding shares of Common Stock, the outstanding shares of Class B-1 Common Stock will be proportionately subdivided or combined.

                     (v) Liquidation, etc. The holders of the Class B-1 Common Stock will be entitled to share ratably with the holders of Common Stock, based upon the aggregate number of outstanding shares of Common Stock and Class B-1 Common Stock and upon the number of shares of Class B-1 Common Stock then held by each holder of Class B-1 Common Stock, in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation.

                     (vi) Conversion of Class B-1 Common Stock. On the Conversion Date, each share of Class B-1 Common Stock shall automatically convert into one share of Common Stock, and such conversion shall be effective without any further action on the part of the Corporation, such holder of Class B-1 Common Stock or any other person or entity. In addition, each holder of Class B-1 Common Stock is entitled to convert all or any of such holder's shares into an equivalent number of shares of Common Stock (x) with the affirmative vote of a majority of the Independent Directors, (y) upon any transfer of such holder's shares of Class B-1 Common Stock, other than any such transfer (A) by LIH Holdings, LLC, LIH Holding II, LLC or any of their respective Affiliates or Associates to any person or entity if, immediately after giving effect to such transfer and conversion, the transferee and its Affiliates and Associates would hold more than 49% of the outstanding Common Stock, or (B) to LIH Holdings, LLC, LIH Holdings II, LLC or any of their respective Affiliates or Associates, or (z) at any time on or after the first date as of which LIH Holdings, LLC, LIH Holdings II, LLC and their respective Affiliates and Associates own (beneficially and of record), in the aggregate, more than 50% of the outstanding shares



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           of Common Stock in a transaction that is permitted by, or is effected in accordance with the terms of, the Amended and Restated Governance Agreement.

                     As used in this Section 4C(vi), the following capitalized terms shall have the following meanings:

                     "Affiliate" or "Associate" means an affiliate or associate of a person or entity, as such terms are defined in Section 203 of the Delaware General Corporation Law.

                     "Amended and Restated Governance Agreement" means the Amended and Restated Governance Agreement, dated November 25, 1997, among LIH Holdings, LLC, LIH Holdings II, LLC, Harvest Partners III, L.P. and the Corporation, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

                     "Conversion Date" means the earlier of (a) September 9, 2000 and (b) the first date as of which any person or entity or group (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) other than LIH Holdings, LLC, LIH Holdings II, LLC, or any of their respective Affiliates or Associates owns, beneficially and of record, securities representing at least 50% of the Common Stock on a Fully-Diluted Basis, excluding any securities acquired by such person, entity, or group from LIH Holdings, LLC, LIH Holdings II, LLC, or any of their respective Affiliates or Associates.

                     "Equity Equivalents" means (a) the Class B-1 Common Stock and (b) any other securities which, by their terms, are or may be exercisable, convertible or exchangeable for or into Common Stock at the election of the holder thereof.

                     "Fully-Diluted Basis" means, with respect to the calculation of the number of shares of Common Stock, (i) all shares of Common Stock outstanding at the time of determination and (ii) all shares of Common Stock issuable upon the exercise, conversion or exchange of any Equity Equivalents outstanding at the time of determination.

                     "Independent Director" means any person who is a director of the Corporation who is independent of and otherwise unaffiliated with LIH Holdings, LLC, LIH Holdings II, LLC, the Corporation or any of their respective Affiliates or Associates (other than as a director, or holder of beneficial ownership of less than 5% of the voting securities of the Corporation), and shall not be an officer or an employee, agent, consultant or advisor (financial, legal or other) of LIH Holdings, LLC, LIH Holdings II, LLC, or their respective Affiliates or Associates, or any person who shall have served in any such capacity within the three-year period immediately preceding the date such determination is made.

                     (vii)     Conversion Procedure.



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                               (a) Each conversion of shares of Class B-1 Common
                     Stock into shares of Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate in writing to the holders of the Common Stock and the Class B-1 Common Stock) at any time during normal business hour. Each conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates were surrendered. At such time, the rights of the holder of the converted Class B-1 Common Stock (in its capacity as such) will cease and the person or persons or entity or entities in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                               (b) Following each surrender of certificates
                     pursuant to paragraph (a) above, the Corporation will issue and deliver, in accordance with the surrendering holder's instructions, (x) the certificate or certificates for the Common Stock issuable upon such conversion and (y) a certificate representing any shares of Class B-1 Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                               (c) The issuance of certificates representing
                     shares of Common Stock upon conversion of any shares of Class B-1 Common Stock will be made without charge to the holders of such converted or newly issued shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

                               (d) The Corporation will at all times reserve and
                     keep available out of its authorized but unissued shares of Common Stock the number of such shares sufficient for issuance upon conversions of the Class B-1 Common Stock hereunder.

                               (e) The Corporation will not close its books
                     against the transfer of Common Stock in any manner which would interfere with the timely conversion of Class B-1 Common Stock.

                     (viii) Merger; Etc. In connection with any merger, consolidation, recapitalization reorganization or similar transaction in which holders of Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, then, in all such circumstances, unless otherwise approved by the holders of a majority of the then outstanding shares of Class B-1 Common Stock voting as a separate class, all holders of Class B-1 Common Stock shall he given the opportunity to receive the same consideration per share for their shares as is received by holders of Common Stock, including, but not limited to, form, amount and timing of payment.



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           RESOLVED, that the Board of Directors hereby authorizes and directs the officers of the Corporation, in the name and on behalf of the Corporation, and to the extent required under its corporate seal, to execute and deliver any and all other instruments, certificates and other documents, and to do any and all other acts and things, including the expenditure of corporate funds, that said officers shall deem necessary or appropriate in order to fully carry out the intent and accomplish the purposes of the resolutions adopted hereby.

           IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by William J. McMahon, its Chief Executive Officer, and attested by Kathy R Smith, its Secretary, this 22nd day of December, 1997.

                                      LUND INTERNATIONAL HOLDINGS, INC.



                                      By: /s/ W. J. McMahon
                                         ---------------------------------------
                                         Name: William J. McMahon
                                         Title: Chief Executive Officer

Attest:


/s/ Kathy R. Smith
-------------------------------
Name:      Kathy R Smith
Title:     Secretary




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